Exhibit 99.1
March 16, 2009
Mr. Timothy R. Baer
Executive Vice President
Corporate Secretary and General Counsel
Target Corporation
1000 Nicollet Mall
Minneapolis, Minnesota 55403
Re: Notice of Director Nominations
Dear Mr. Baer:
     Each of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square IV Trade-Co, L.P., Pershing Square IV-I Trade-Co, L.P., Pershing Square International IV Trade-Co, Ltd. and Pershing Square International IV-I Trade-Co, Ltd. (each, a “Shareholder” and collectively, the “Shareholders”), is a record holder of at least 100 shares of the common stock, par value $0.0833 per share (“Common Stock”), of Target Corporation (the “Company”). Enclosed please find a certification from the Shareholders’ prime broker evidencing each Shareholder’s record ownership. Further proof of record ownership is available from the Company’s transfer agent, Bank of New York Mellon, as shares of Common Stock are uncertificated, book-entry securities.
     Certain affiliates of the Shareholders have, for the account of the Shareholders, beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) on an aggregate basis of 58,391,235 shares of Common Stock, including shares of Common Stock and shares subject to certain call options. Details of such affiliates’ beneficial ownership have been reported in their statement on Schedule 13D (as amended from time to time, the “Schedule 13D”) filed with the Securities and Exchange Commission. A copy of the most recent amendment to the Schedule 13D is enclosed for your information.
     The Shareholders understand that five Class III directors of the Board of Directors of the Company (the “Board”) are currently scheduled for election at the Company’s 2009 Annual Meeting of Shareholders (including any adjournment or postponement thereof, the “Annual Meeting”). The Shareholders currently understand that the Annual Meeting is scheduled for May 28, 2009.
     In accordance with Article VI of the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”), each of the Shareholders hereby notifies the Company that the Shareholders propose to nominate William A. Ackman, Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (each, a “Shareholder Nominee” and collectively, the

Target Corporation
March 16, 2009

“Shareholder Nominees”) for election as directors of the Company at the Annual Meeting, and further requests that the names of the Shareholder Nominees be placed in the director nominations for the Annual Meeting. Copies of each Shareholder Nominee’s consent to serve as a director of the Company, if elected, are enclosed with this notice. In addition, biographical information of each Shareholder Nominee is included in Annex A hereto. If any of the Shareholder Nominees shall be unable to serve for any reason, the Shareholders reserve the right to nominate additional individual(s) in substitution for such Shareholder Nominee(s).
     Each of the Shareholders intends to remain as a record holder of at least 100 shares of Common Stock on the record date of the Annual Meeting (whichever such date may be as determined by the Board) and on the date of the Annual Meeting itself. Each of the Shareholders represents that it intends to appear in person or by proxy at the Annual Meeting to nominate the Shareholder Nominees.
     The Shareholders reserve the right to give further notice of additional nominations to be made and/or to revise the nominations described herein, subject to the applicable requirements of the Company’s Articles of Incorporation and Minnesota law.
     This notice and the accompanying materials have been prepared and delivered in accordance with the requirements of the Company’s Articles of Incorporation. If, for any reason, the Company, the Board or the Chairman of the Board believes that this notice, the accompanying materials or any matters reflected herein and therein are in any way deficient, the Shareholders will consider such matters and supplement and/or amend this notice and the accompanying materials as may be appropriate.
     If the Company, the Board or the Chairman of the Board intends to take the position that this notice or the nominations described herein are defective, or if the number of Board seats that are scheduled for election at the Annual Meeting is not five, please call the undersigned or Roy J. Katzovicz immediately at (212) 813-3700.
* * *

2

Target Corporation
March 16, 2009

Very truly yours,

PERSHING SQUARE, L.P.
By:	Pershing Square GP, LLC,
its General Partner

By:	/s/ William A. Ackman William A. Ackman
Managing Member

PERSHING SQUARE II, L.P.
By:	Pershing Square GP, LLC,
its General Partner

By:	/s/ William A. Ackman William A. Ackman
Managing Member

PERSHING SQUARE INTERNATIONAL, LTD.
By:	Pershing Square Capital Management, L.P.,
its Investment Advisor

By:	PS Management GP, LLC,
its General Partner

By:	/s/ William A. Ackman William A. Ackman
Managing Member

3

Target Corporation
March 16, 2009

PERSHING SQUARE IV TRADE-CO, L.P.
By:	Pershing Square Holdings GP, LLC
its General Partner

By:	/s/ William A. Ackman William A. Ackman
Managing Member

PERSHING SQUARE IV-I TRADE-CO, L.P.
By:	Pershing Square Holdings GP, LLC
its General Partner

By:	/s/ William A. Ackman William A. Ackman
Managing Member

PERSHING SQUARE INTERNATIONAL IV TRADE-CO, LTD.
By:	Pershing Square Capital Management, L.P.,
its Investment Advisor

By:	PS Management GP, LLC,
its General Partner

By:	/s/ William A. Ackman William A. Ackman
Managing Member

PERSHING SQUARE INTERNATIONAL IV-I TRADE-CO, LTD.
By:	Pershing Square Capital Management, L.P.,
its Investment Advisor

By:	PS Management GP, LLC,
its General Partner

By:	/s/ William A. Ackman William A. Ackman
Managing Member
cc:	Stephen Fraidin, Esq. Andrew E. Nagel, Esq. Kirkland & Ellis LLP
Enclosures

4

Annex A
Biographies of Shareholder Nominees
William A. Ackman
     Bill Ackman is the founder and managing member of the general partner of Pershing Square Capital Management, L.P., an investment adviser founded in 2003 and registered with the Securities and Exchange Commission. Pershing Square is a concentrated research-intensive fundamental value investor in long and occasionally short investments in the public markets, typically focusing on large-cap and mid-cap companies.
     Bill, through Pershing Square, has a consistent track record of identifying opportunities and working with companies to implement strategies that create value for shareholders. Pershing Square has played a significant role in creating shareholder value at such companies like Plains Resources, Sears Roebuck & Company, Wendy’s International, McDonald’s, Sears Canada, Ceridian Corporation, and most recently Long’s Drugs.
     Bill is a member of the Board of Dean’s Advisors of Harvard Business School and a Trustee of the Pershing Square Foundation which has funded grants in areas including inner city education, global health care delivery, poverty, human rights, venture philanthropy, urban planning and beautification, and the arts,
     Bill received an MBA from Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.
Michael L. Ashner
     Michael Ashner is a senior executive in the real estate investment and management businesses. He is currently the Chairman and Chief Executive Officer of Winthrop Realty Trust, a NYSE-listed REIT. Through Winthrop Realty Partners, L.P., a property management firm of which he has served as a senior executive since 1997 and currently serves as Chairman and CEO, Michael oversees the property management of more than 20,000,000 square feet of occupied commercial real estate, including over 11,000,000 square feet owned by him and his affiliates.
     Since 1991, Michael and his team have acquired and/or managed well over $12 billion of real estate properties in 45 states, including more than 85,000 apartment units, 50 million square feet of office, retail and industrial space and 10,000 hotel rooms. Michael and his team have managed over 500 partnerships, at least 40 of which were public companies with over 100,000 investors, including five separate publicly-traded REITs.
     Previously, Michael served as Executive Chairman of Lexington Realty Trust, a NYSE-listed REIT, and Chairman and CEO of Shelbourne Properties family of REITs. In addition, since 1981, Michael has been the President and principal shareholder of Exeter Capital Corporation, a real estate investment banking firm.

     In the course of his distinguished career, Michael has served on the boards of a number of public companies. Currently, he sits on the board of Winthrop Realty Trust and NBTY, Inc., a manufacturer and distributor of nutritional supplements. In the past, he served on the boards of Great Bay Hotel and Casino, Inc. (a hotel and gaming company), Interstate Hotel Corporation (a hotel management company), Nexthealth, Inc. (a publicly traded resort company), Burnham Pacific Properties, Inc. (a publicly traded REIT), Shelbourne Properties I, Inc., Shelbourne Properties II, Inc., Shelbourne Properties III, Inc. and Sizeler Property Investors, Inc. (a REIT which primarily invests in income producing shopping and apartment communities in the southeastern U.S.).
     Michael has an A.B. in Philosophy and Government from Cornell University and a J.D. from the University of Miami School of Law.
James L. Donald
     Jim Donald is a private investor and a seasoned senior executive in the retail industry. Most recently, Jim led Starbucks Corporation and currently serves as a member of the Board of Directors of Barry Callebaut AG, a leading global manufacturer of high-quality cocoa and chocolate. Jim also currently serves as a member of Rite Aid’s Board of Directors, a position that he will resign if elected to Target’s Board of Directors. He is well known throughout the business community as an energetic, hands-on manager who believes that human connections drive success.
     Jim joined Starbucks in October 2002 as president of its North American operations and served as Chief Executive Officer of the overall company from 2005 to 2008. During Jim’s time at Starbucks, the company experienced strong growth and performance driven by a connection between consumers and the Starbucks brand. Under Jim’s leadership, Starbucks also exhibited a strong commitment to corporate social responsibility.
     Jim’s experience in consumer-oriented businesses began when he was 16, as a trainee at a Publix supermarket. He joined Albertson’s in 1976, quickly rose through the ranks and eventually headed Albertson’s operations in Phoenix.
     Following his experience at Albertson’s, Jim was handpicked by Sam Walton in 1991 to help lead Wal-Mart’s key development and expansion of the Wal-Mart Super Center, supervising all merchandising, distribution and store design.
     After his highly successful tenure at Wal-Mart, Jim served as President and Manager of Safeway Inc.’s 130-store Eastern Division from 1994 to 1996 and as President and Chief Executive Officer of Pathmark Stores, Inc. from 1996 until joining Starbucks.
     In addition to his hands-on management experience, Jim has served on a number of corporate boards over the course of his career, including Rite Aid Corp., Barry Callebaut AG, Nash Finch Co. and Plainbridge LLC.
     Jim earned his Bachelor’s Degree in Business Administration from Century University while working full-time at Albertson’s. He begins as an “executive in residence” at the University of Washington’s Bothell campus in the Spring of 2009.

Ronald J. Gilson
     Ron Gilson is a world renowned expert in the field of corporate governance, corporate law and corporate acquisitions. One of the country’s most influential scholars in these fields, Ron is the Charles J. Meyers Professor of Law and Business at Stanford Law School and the Marc and Eva Stern Professor of Law and Business at Columbia University School of Law.
     Ron is one of the most innovative, prolific and accomplished scholars in the field of corporate law today. He is the author of major casebooks on corporate law and the law and finance of acquisitions, and has published more than 70 articles in law and economics journals. He has written widely on U.S. and comparative corporate governance and on venture capital and was selected to be among a distinguished group of “reporters” on the American Law Institute’s Corporate Governance Project.
     Among his notable appointments, Ron is a fellow of the American Academy of Arts and Sciences and the European Corporate Governance Institute. His service as a thought leader on the subject of U. S. and comparative corporate governance internationally includes current positions as a member of the Academic Advisory Board of the Institute for Law and Finance, Johann Wolfgang Goethe-Universität, Frankfurt, Germany, and the U.S. director of the annual Transatlantic Corporate Governance Dialogue organized by the European Corporate Governance Institute, the Brookings Institution and Columbia University School of Law. He has previously served, among other appointments, as a member of the Board of Directors of the American Law and Economics Association, a member of the Scientific Committee of the European Corporate Governance Network at the European Science Foundation, a member of the California State Senate Commission on Corporate Governance, Shareholder Rights, and Securities Transactions.
     Ron also serves as the independent Chairman of the Boards of Directors for American Century Mountain View Mutual Funds, which manage over $20 billion in assets.
     Ron was an experienced practitioner of corporate and securities law before entering academia. He was a partner at a San Francisco corporate law firm and clerked for Chief Judge David L. Bazelon of the U.S. Court of Appeals for the District of Columbia Circuit.
     Ron has an A.B. from Washington University and a J.D. from Yale Law School.
Richard W. Vague
     Richard Vague is a long-time executive in the financial services industry, with over 30 years of experience in business-to-business and business-to-consumer marketing. He is the co-founder and currently serves as the Chief Executive Officer of Energy Plus Holdings LLC, a Philadelphia-based, progressive, independent energy service company that seeks to supply electricity to homes and small businesses with low cost and innovative services.
     Prior to entering the energy services business in 2007, Richard had a distinguished career in the financial service industry, with a focus on consumer credit cards and payment processing, where he earned a reputation as a shrewd competitor, talented executive and an innovator.

     Richard served as Chairman and Chief Executive Officer of First USA, a company that he co-founded in 1984, which grew from a start-up to the single largest Visa issuer in the United States, and which was sold to Bank One in 1997. Richard also served as Chairman of Paymentech, the merchant processing subsidiary of First USA. Under his leadership, First USA grew from $200 million in loans and 250 employees to $70 billion in loans and 22,000 employees, and transformed the industry with its cutting-edge marketing techniques and strong profit growth.
     Richard also served as the Chief Executive Officer of Juniper Financial, a direct consumer credit card bank that he co-founded in 2000, which grew to over 4 million customers, $4 billion in loans and over 1,500 employees. By 2005, Juniper was the fastest growing major credit card issuer in the United States. Juniper was sold to Barclays in 2004 and Richard continued his career as the Chief Executive Officer of Barclays Bank Delaware until 2007, helping to make Barclays Bank one of the top 10 credit card issuers in the United States.
     In addition to his success as an executive, Richard served as a director of Heartland Payment Systems, a provider of bank card payment processing services to merchants, and of Agora Marketing and the University of Pennsylvania Press.
     On top of his professional service, Richard is a member of the Dean’s Advisory Council, Tisch School, New York University, and serves on the Foreign Policy Advisory Board, New America Foundation and the U.S. State Department Advisory Committee on International Economic Policy. Richard is also a director of the Philadelphia Live Arts and Fringe Festival.
     Richard received a B.S. in communication from the University of Texas at Austin.

A-4